EXHIBIT 21.1

LIST OF SUBSIDIARIES

		Name	Jurisdiction of Incorporation or Organization

1	.	Comstor Belgium N.V	Belgium
2	.	Comstor France SAS	France
3	.	Comstor Group Limited	United Kingdom
4	.	Comstor Integration Limited	United Kingdom
5	.	Comstor Limited	United Kingdom
6	.	Comstor Netherlands BV	Netherlands
7	.	Comstor Networking SL	Spain
8	.	Comstor Networks GmbH	Berlin, Germany
9	.	Comstor Norway AS	Norway
10	.	Comstor Pte Ltd	Singapore
11	.	Comstor Sweden AB	Sweden
12	.	Eastpro Services, Inc.	New York
13	.	Explicit Marketing Limited	England
14	.	Lan Systems Limited	Australia
15	.	Lan Systems Pty. Limited	New Zealand
16	.	Westcon (Australia) Pty Limited	Australia
17	.	Westcon (Deutschland) GmbH	Monchengladbach, Germany
18	.	Westcon (UK) Limited	United Kingdom
19	.	Westcon Austria handelsgmbH	Austria
20	.	Westcon Belgium BVBA	Belgium
21	.	Westcon Brasil Ltda.	Rio de Janeiro, Brazil
22	.	Westcon Canada Systems (WCSI) Inc.	Canada
23	.	Westcon Denmark ApS	Denmark
24	.	Westcon France SAS	France
25	.	Westcon GmbH	Berlin, Germany
26	.	Westcon Group European Facilities BV	Netherlands
27	.	Westcon Group European Holdings Limited	England
28	.	Westcon Group European Operations Limited	England
29	.	Westcon Group North America, Inc.	New York
30	.	Westcon Netherlands BV	Netherlands